Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of June 9, 2011 by and between Jai Bhagat (“Bhagat”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with respect to the following facts:

A. Bhagat has served as a director of Axesstel and has voluntarily resigned as a director as of the date of this Agreement.

B. Axesstel desires to pay Bhagat a retirement bonus, in recognition of his significant contribution and many years of service to Axesstel.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, Bhagat and Axesstel agree as follows:

1. Retirement Bonus. In consideration of the years of service provided by Bhagat, Axesstel shall pay to Bhagat an amount equal to Thirty Thousand Dollars ($30,000), which shall be paid on or before August 1, 2011. This amount represents a retirement bonus and compensation for any and all fees due to Bhagat for his services on Axesstel’s board of directors or any of its committees through the date of Bhagat’s resignation.

2. Continuing Indemnification. Axesstel shall continue to indemnify Bhagat in accordance with the terms of its articles of incorporation, bylaws and any indemnification agreement between Bhagat and Axesstel. For a period of three years following the date of this Agreement, for so long as Axesstel maintains directors and officers insurance, Axesstel will take commerically reasonable measures to ensure that Bhagat continues to be covered by, and receive the benefit of, any such insurance.

3. General Releases. Axesstel and Bhagat for themselves, their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns fully and forever release and discharge each other and their heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement.

4. Waiver of Civil Code § 1542. Axesstel and Bhagat expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Axesstel and Bhagat expressly agree and understand that the release given by them pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which they may have against each other or any of the other Releasees.

5. Representation Regarding Legal Actions. Axesstel and Bhagat represent that, as of the date of this Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or the other Releasees in any court or any with any governmental agency. Except for claims preserved by law or expressly by this Agreement, Axesstel and Bhagat promise they will never sue each other or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against each other or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, unless they are compelled by legal process to do so. Axesstel and Bhagat promise and agree that they shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against each other or any of the other Releasees, unless compelled by legal process to do so.

6. Competition and Confidential Information. Axesstel acknowledges that Bhagat will not be restricted from engaging in activities in the wireless industry, including activities which may compete against Axesstel; provided, however, that Bhagat acknowledges that he has an ongoing obligation to maintain the confidentiality of, and may not use or disclose, any of Axesstel’s proprietary non-public information that he received while a director at Axesstel.

7. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior discussions, negotiations, arrangements and agreements with respect to its subject matter. No promises or representations were made in connection with this Agreement which do not appear written herein. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.

8. Waiver, Amendment and Modification of Agreement. No waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

9. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law provisions.

10. Counterparts. This Agreement may be signed in counterparts and may be delivered by facsimile transmission or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Each such counterpart shall constitute and original, but all of which taken together shall be treated as though signed as one document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Jai Bhagat
Jai Bhagat

AXESSTEL, INC.

By:	/s/ Patrick Gray